Exhibit 99.1

Exar Corporation Announces Retirement of Donald L. Ciffone, Jr. as Chairman of the Board

Fremont, CA, October 31, 2005 - Exar Corporation (Nasdaq: EXAR) today announced that Donald L. Ciffone, Jr., Exar’s Chairman of the Board retired effective October 31, 2005.

“The Board and I would like to thank Don for his tremendous contributions during his tenure with Exar. Don’s professionalism, industry expertise and loyalty to Exar over the past 9 years was instrumental in guiding the Company through its product transition and one of the semiconductor industry’s worst downturns. We wish him well in all his future endeavors,” said Roubik Gregorian, chief executive officer and president.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit: http://www.exar.com.

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For Immediate Release

Ronald W. Guire, Exec. VP, CFO

Thomas R. Melendrez, Senior Vice President

(510) 668-7000